Exhibit 10(a)80

                               FIRST AMENDMENT TO
                              THE SOUTHERN COMPANY

                        CHANGE IN CONTROL SEVERANCE PLAN

         WHEREAS, effective December 7, 1998, Southern Company Services, Inc. ("Company") established the Southern Company Change in Control Severance Plan ("Plan") to provide certain benefits to eligible employees that may be terminated from employment following a change in control as contemplated therein; and

         WHEREAS, the Company, through its Board of Directors, previously authorized the adoption of this Plan; and

         WHEREAS, the Company desires to make a clarifying amendment regarding certain eligible employees' right to benefits under the Southern Energy Resources, Inc. Deferred Incentive Compensation Plan.

         NOW, THEREFORE, the Plan is hereby amended in the following particulars to be effective December 7, 1998 as set forth below:

                                       1.

         Section 2.9-A is added thereto as follows:

                           2.9-A "DIC Plan" shall mean the Southern Energy
                  Resources, Inc. Deferred Incentive Compensation Plan or any successor thereto which is considered an "equitable arrangement" thereof, as such plans may be amended from time to time.

                                       2.

         Section 3.2(k) is added thereto as follows:

                           3.2(k) DIC Plan. The provisions of this Section
                  3.2(k) shall apply to any Participant who, as of the date of the Change in Control, was a participant in the DIC Plan, the defined terms of which are incorporated into this Section 3.2(k) by reference. Provided a Participant is not entitled to benefits under Article V of the DIC Plan, if the DIC Plan is in place through Participant's Termination Date and to the extent that Participant is entitled to participate therein, any of the Participant's Awards as of the Termination Date which are not then vested shall become fully vested and Participant shall be entitled to receive cash in the amount equal to Participant's Account as of his Termination Date. Notwithstanding anything in the DIC Plan to the contrary, the investment return on the Awards determined in accordance with
                  Section 3.1 of the DIC Plan for any Plan Year following a Change in Control of Southern or its Employing Company shall be no less than the investment return determined in accordance with Section 3.1 of the DIC Plan as of the date of such Change in Control with respect to those Accounts which are outstanding as of the date of such Change in Control.

         IN WITNESS WHEREOF, this First Amendment has been executed by a duly authorized officer of Southern Company Services, Inc. pursuant to resolutions of the Board of Directors of the Company this ____ day of _______________________, 1999.

                                      SOUTHERN COMPANY SERVICES, INC.


                                       By:

                                        Christopher C. Womack
                                        Senior Vice President, Human Resources

ATTEST:

By:

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